Exhibit 10.3

Sorrento Therapeutics, Inc.

Outside Director Compensation Policy

Late Updated: June 14, 2020

Each non-employee director of Sorrento Therapeutics, Inc. (the “Company”) is entitled to receive, in such director’s capacity as a non-employee director, a $55,000 annual cash retainer, with the amount being increased to $78,000 for any Lead Director and $100,000 for any Board of Directors (the “Board”) chairperson. Further, the chairperson of each of the Audit, Compensation and Transaction Committees of the Board is entitled to receive an additional annual cash retainer of $25,000. Other members of the Audit, Compensation and Transaction Committees of the Board is entitled to receive an additional cash retainer of $10,000. In addition, each non-employee director will be entitled to receive, in such director’s capacity as a non-employee director, an annual grant of a stock option to purchase 100,000 (subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions), which vests monthly over a period of 12 months from the date of grant, subject to continued service through each vesting date. Additionally, the Company will reimburse each non-employee director for reasonable travel expenses related to such director’s attendance at Board and Board committee meetings.

LEGAL_US_W # 103819346.1